Exhibit 99.2

NOVEN REPORTS 2003 EARNINGS PER SHARE OF $0.49

NOVEN PROVIDES INFORMATION ON
PRODUCT DEVELOPMENT COLLABORATIONS

Miami, FL, February 26, 2004 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN), a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products, today announced financial results for the quarter and year ended December 31, 2003, and provided an update on its business, prospects and collaborations.

“While managing the impact of the Women’s Health Initiative on our base business, we successfully established collaborations with leading pharmaceutical companies for the development and commercialization of new prescription patches,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “In 2004, we will be working to advance these and possibly other collaborations that could drive substantial growth in 2005 and thereafter.”

Fourth Quarter Results
Net revenues for the quarter ended December 31, 2003 (the “current quarter”) were $11.8 million compared to $13.3 million for the quarter ended December 31, 2002 (the “2002 quarter”). The decline primarily reflects lower unit sales of menopausal hormone therapy (“HT”) products as a continuing result of the July 2002 publication of the Women’s Health Initiative (“WHI”) study, as well as the establishment of recall-related allowances in the current quarter. Research and development expense for the current quarter decreased 36% to $1.5 million, primarily due to completion of fentanyl bioequivalence studies in the 2002 quarter.

Noven recognized $7.2 million in earnings from Novogyne Pharmaceuticals (“Novogyne”), Noven’s U.S.-based joint venture with Novartis Pharmaceuticals

Corporation, compared to $3.7 million in the 2002 quarter, an increase of 95%. Noven’s net income increased 87% to $5.7 million ($0.24 diluted earnings per share), compared to $3.0 million ($0.13 diluted earnings per share) in the 2002 quarter.

Novogyne’s current quarter net revenues increased 50% to $30.8 million. Noven believes that this increase was primarily related to price increases implemented during 2003 and the timing of orders placed by trade customers, not to an increase in aggregate prescriptions for Novogyne’s products. In addition, net revenues benefited from a $2.3 million (or 31%) decrease in sales allowances and returns, primarily reflecting a $3.8 million reduction in Novogyne’s sales allowances and returns for expiring product, partially offset by a $1.5 million increase in allowances for recall-related returns. Novogyne reduced its allowance for expiration dating returns in response to significant declines in Vivelle inventories, returns, and sales volume. Net income at Novogyne increased 92% to $15.5 million.

Full Year Results
For the year ended December 31, 2003, Noven reported net revenues of $43.2 million compared to $55.4 million in 2002. This 22% decline primarily reflects lower unit sales for Noven’s HT products as a continuing result of WHI, as well as the establishment of recall-related allowances. Research and development expense decreased 31% to $8.1 million, reflecting the completion of MethyPatch® and fentanyl studies in 2002.

Noven recognized $17.1 million in earnings from Novogyne compared to $14.4 million in 2002, an increase of 19%. Noven’s net income was $11.2 million ($0.49 diluted earnings per share) for 2003, compared to $13.9 million ($0.60 diluted earnings per share) in 2002.

Novogyne’s 2003 net revenues decreased 1% to $101.1 million, primarily reflecting lower unit sales of Vivelle and CombiPatch, partially offset by lower sales allowances and returns and increased Vivelle-Dot sales. The increase in Vivelle-Dot sales in 2003 includes the effect of a customary price increase early in the year and higher unit sales.

In addition, net revenues benefited from an $8.7 million (or 31%) decline in sales allowances and returns, primarily reflecting a $15.2 million reduction in Novogyne’s sales allowances and returns for expiring product, partially offset by a $6.5 million increase in allowances for recall-related returns. Net income at Novogyne increased 15% to $42.9 million.

HT Prescription Overview
“Although the WHI and other study results caused the HT market to decrease, we are pleased that our U.S. HT products significantly outperformed their respective market segments in 2003. This confirms the strength of our technology and Novogyne’s marketing and sales capabilities, “ said Strauss.

Due principally to the publication of the WHI studies in July 2002, the overall U.S. HT market declined 29.7% in 2003 compared to the prior year. For the same period, aggregate prescriptions for Noven’s products (Vivelle, Vivelle-Dot and CombiPatch) decreased just 5.5%.

Vivelle family prescriptions decreased 1.1% in 2003, while the estrogen segment of the U.S. HT market declined 24.9%. Vivelle-Dot, which represented approximately 74% of total prescriptions for Noven’s U.S. products in December 2003, increased 8.9%. At the end of 2003, the Vivelle family held a 41.1% share of total prescriptions in the estrogen patch segment, compared to a 37.2% share at the end of 2002, extending Vivelle family’s lead as the most dispensed estrogen patch brand in the U.S.

CombiPatch, which represented approximately 16% of total prescriptions for Noven’s U.S. products in December 2003, declined 23.1% in 2003, while the fixed combination HT segment of the U.S. HT market declined 48.4%. At the end of 2003, CombiPatch had increased its share of total prescriptions in the fixed combination segment to 4.6% from 3.9% at the end of 2002.

“The oral and transdermal estrogen therapy markets in the U.S. continue to represent a market opportunity of well over $1.0 billion,” said Neil Jones, Noven’s Vice President – Marketing & Sales. “Launched just a few years ago, our Vivelle-Dot patch is now the number two product in this market (behind only the oral product Premarin®) and is the most dispensed estrogen patch in the country. In this large market, there remains room for Vivelle-Dot to grow, and we are committed to maintaining momentum through efficient and effective marketing and sales strategies.”

New Opportunities

“Our R&D team has developed and patented among the most advanced transdermal drug delivery platforms in the industry,” said Strauss. “New development collaborations that leverage this technology across broader applications are central to our growth strategy. Since the beginning of 2003, we have announced several new collaborations for development of new transdermal therapies.”

P&G Pharmaceuticals. “In April 2003, we established a collaboration with P&G Pharmaceuticals (“P&GP”), the pharmaceutical unit of The Procter & Gamble Company, for the development of new prescription patches,” said Strauss. “We are collaborating with P&GP to explore follow-on product opportunities for Intrinsa®, their in-licensed investigational transdermal testosterone patch designed to help restore desire in menopausal women who have Hypoactive Sexual Desire Disorder. As part of this collaboration, P&GP has recently initiated studies of the first product in humans.”

Shire. “In April 2003, Shire Pharmaceuticals licensed our MethyPatch transdermal methylphenidate system for ADHD — Attention Deficit Hyperactivity Disorder,” said Strauss. “Noven and Shire are working to address issues raised in a not approvable letter received from the FDA. As previously announced, Shire is expected to manage additional clinical studies that we believe will be required to gain FDA approval, and Noven will fund the studies. Although the path to approval presents challenge and uncertainty, milestones of up to $125 million remain to be earned if the product is approved and successfully commercialized by Shire.”

Endo. “As announced separately today, we have partnered with Endo Pharmaceuticals Inc. for the commercialization of our fentanyl patch for chronic pain. The patch is intended to be the generic equivalent of Johnson & Johnson’s Duragesic® (fentanyl transdermal system), which had U.S. sales of over $1.0 billion in 2003. An Abbreviated New Drug Application for the product is pending at the FDA. With market leadership in pain management and outstanding generic drug distribution capabilities, we believe that Endo is well positioned to help us capitalize on the fentanyl opportunity,” said Strauss.

“In addition to the fentanyl license, we have established a collaboration with Endo to identify and develop new transdermal therapies. Under our agreement, Noven will undertake feasibility analyses of certain compounds, and Endo will fund and manage projects that advance to clinical trials. We hope to build a successful and productive collaboration that extends well beyond fentanyl.”

“Our goal is to lead the industry in the development of new transdermal therapies. Not all projects will succeed, but if just a few of our collaborations result in commercialized products, we could see substantial growth, with increased revenues and profits from a variety of sources, including the accumulated effect of up-front development payments, milestones earned over the course of development, royalties earned from product sales, profit sharing arrangements and/or ongoing manufacturing fees.”

Financial Guidance
For full-year 2004, Noven currently expects net revenues to approximate 2003 results, research and development spending to increase compared to 2003, and fully diluted earnings per share to be in the $0.40 to $0.45 range.

Novogyne’s 2004 net revenues and net income are currently expected to approximate 2003 results. Operating results will vary by quarter. Novogyne’s first quarter contribution to Noven’s profit is expected to be lower than in subsequent quarters due to satisfaction of an annual $6.1 million preferred distribution to Novartis under the joint venture agreement. In addition, Noven expects that Novogyne’s first quarter sales may be lower than sales in the 2003 fourth quarter due to the timing of orders placed by trade customers.

This guidance assumes that there are no acquisitions, unusual transactions, changes in accounting, or material changes in demand for Noven’s HT products or in its business relationships/collaborations. Noven cannot assure that it will achieve results consistent with this guidance, and refers you to the risks, uncertainties and cautionary factors discussed at the end of this press release that could impact its ability to achieve such results.

Analyst Conference Call
A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 10:00 a.m. Eastern time this morning, February 26. Thereafter, a rebroadcast of the call will be accessible at the same website. A taped replay of the conference call will be available by telephone from February 26 at 12:00 p.m. Eastern time until March 1 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code 1628 and I.D. #93644. The conference call will contain forward-looking information in addition to that contained in this press release.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are sold in over 30 countries, and a range of new patches are being developed in collaboration with Novartis Pharma AG, Shire Pharmaceuticals Group plc, P&G Pharmaceuticals, Endo Pharmaceuticals Inc. and others. Together with Novartis Pharmaceuticals Corporation, Noven owns Novogyne Pharmaceuticals, a profitable women’s health products company with over $100 million in annual sales. Among other products, Novogyne markets and sells Noven’s Vivelle-Dot product — the smallest estrogen patch in the world, and the most dispensed estrogen patch in the U.S. With the most advanced and broadly applicable transdermal technology in its class, Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the words “believe,” “could”,” expects”, “hopes”, “will” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control, including risks and uncertainties associated with: HT Market, including any further impact on the U.S. or international HT business including any arising from mandated product label changes, the announcement of additional negative clinical results or other reasons, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novartis Pharma AG; the risk that Novogyne may not be able to realize the full value of the CombiPatch marketing rights; risks associated with increased competition in the HT market as a result of the recent launch of a combination estrogen/progestin patch and a vaginal estrogen delivery system and the expected launches of estrogen cream and gel products, each of which is a new dosage form in this category, as well as the expected launch of an ultra-low dose estrogen patch; the European market may be limited due to pricing pressures; Regulatory Matters, including actions that may be taken against Noven by the FDA or other regulators, whether relating to manufacturing processes, suppliers, commercialized products, products in development or otherwise, and any related costs; the timing of any FDA approval, which is outside Noven’s control and which may impact the success of product launch and market penetration; Production Matters, including the timing and magnitude of any product recalls; the impact of the recalls or related issues on Novartis’ strategy for the commercialization of Noven’s products; the possibility that Noven’s estimates of the impact of future returns and charges may prove inaccurate, incomplete or otherwise incorrect; the impact of detected or undetected product stability failures or other product defects on Noven’s ability to estimate its reserves for sales returns and other accounting consequences associated therewith; Noven’s Partners, including the risk that Noven’s development partners, including Novartis, Shire, P&GP and Endo may have different or conflicting priorities than Noven’s, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products; Noven’s ability to attract additional development partners; the possibility that Noven’s technologies may not be approvable or suitable for use in additional therapeutic categories, including those categories proposed to be addressed through products developed with P&GP, Shire and Endo; the possibility that Noven may be unsuccessful in achieving milestone objectives under its development programs with P&GP, Shire or Endo and may not receive any further payments; the possibility that Noven’s development programs with P&GP and Endo may not proceed on schedule or as expected; the possibility that Noven’s current development priorities could render it unable to advance its other development projects or increase the cost of advancing those pro jects; risks related to our dependence on Novartis to monitor trade inventory levels for Novogyne and to perform Novogyne’s financial, accounting, inventory and sales deductions functions; MethyPatch, including the FDA’s review of the proposed MethyPatch protocol, including the risk that FDA may determine that proposed protocols and/or proposed clinical strategies are not acceptable or do not address FDA’s concerns regarding approval of the MethyPatch NDA; the possibility that additional MethyPatch studies may not be commenced in a timely manner or at all due to FDA concerns or otherwise; Shire’s control over the management of any additional MethyPatch clinical trials, including the risk that Shire may elect to manage any such studies differently than Noven might have, incorrectly or inadequately; the possibility that any additional studies of MethyPatch will not produce results that support approval or that, even if the additional studies are completed and is successful, MethyPatch may not ultimately be approved or commercialized; the availability of other once-daily ADHD therapies could negatively impact MethyPatch’s market penetration; the possibility that the cost of any additional MethyPatch study and related expenses may be higher than anticipated and may exceed the total amount of license revenues available to offset such costs and expenses; the possibility that Noven’s method of accounting for the $25 million received from Shire could change under certain circumstances, including if the parties’ MethyPatch strategy changes or if MethyPatch development is discontinued; the possibility that Noven’s development strategy could change if Shire were to terminate the agreement under certain circumstances, or if MethyPatch were not ultimately approved or were abandoned; Fentanyl Patch, including the risks and uncertainties associated with the FDA’s review of the ANDA submitted with respect to Noven’s fentanyl patch, the possibility that milestone payments may be reduced and/or Endo may exercise its contractual right to terminate the license agreement if the product launch is delayed for any reason, including delay in obtaining FDA approval; patent or other strategies by third parties could delay or prevent the launch of Noven’s fentanyl patch or other products; the possibility that Noven may be unable to recover significant costs to manufacture fentanyl patches prior to product launch if FDA approval is not obtained on a timely basis or at all; the possibility that, even if approved, Noven’s fentanyl patch or other products may not be successfully commercialized due to competitive market conditions or other factors, including physician/patient preferences for other therapies; Other Matters, including risks related to our reliance on suppliers for certain raw materials used in our products; expected fluctuations in quarterly revenues and research and development expenses; and Noven’s success at managing the risks relating to the foregoing. In addition to the risks and factors identified above, reference is also made to the other risks and factors detailed in reports filed by Noven with the Securities and Exchange Commission. Noven cautions that the foregoing list of factors is not exhaustive.

Noven Pharmaceuticals, Inc.

Statements of Operations Data:	Three Months Ended		Twelve Months Ended
(amounts in thousands, except	December 31,		December 31,
per share amounts) (unaudited)	2003	2002	2003	2002

Revenues:
Product revenues — Novogyne	$5,757	$6,216	$20,910	$29,899
Product revenues — third parties	3,418	5,855	16,206	20,300

Total product revenues	9,175	12,071	37,116	50,199
License and contract revenues	2,609	1,212	6,050	5,173

Net revenues	11,784	13,283	43,166	55,372

Expenses:
Cost of products sold	5,221	5,941	19,482	22,973
Research and development	1,519	2,367	8,082	11,634
Marketing, general and administrative	3,593	4,153	15,858	14,257

Total expenses	10,333	12,461	43,422	48,864

Income (loss) from operations	1,451	822	(256)	6,508
Equity in earnings of Novogyne	7,245	3,711	17,094	14,368
Interest income, net	154	197	659	822

Income before income taxes	8,850	4,730	17,497	21,698
Provision for income taxes	3,188	1,710	6,301	7,819

Net income	$5,662	$3,020	$11,196	$13,879

Basic earnings per share	$0.25	$0.13	$0.50	$0.62

Diluted earnings per share	$0.24	$0.13	$0.49	$0.60

Weighted average number of common shares outstanding:
Basic	22,595	22,557	22,544	22,532

Diluted	23,150	23,014	22,989	23,321

	As Of

	December 31,	December 31,
Balance Sheet Data:	2003	2002

(unaudited)
Cash and cash equivalents	$83,381	$58,684
Investment in Novogyne	$28,368	$34,684
Total assets	$169,484	$137,702
Deferred license revenues	$50,005	$29,445
Stockholders’ equity	$108,823	$96,741

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